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                                                                   Exhibit 5.1

                EMENS, KEGLER, BROWN, HILL & RITTER CO., L.P.A.
                        65 East State Street, Suite 1800
                              Columbus, Ohio 43215
                                 (614) 462-5400


                                January 13, 1997


Benton Oil and Gas Company
1145 Eugenia Place, Suite 200
Carpinteria, California 93013


        Re:  Registration Statement on Form S-8 Relating to the
             Crestone Energy Corporation
             1996 Stock Option Plan

Gentlemen:

        We have acted as counsel for Benton Oil and Gas Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 ("Registration Statement") of the issuance and sale of up to 107,571 additional shares of the Company's Common Stock, par value $.01 per share ("Shares"), to be offered, issued and sold by the Company pursuant to the Crestone Energy Corporation 1996 Stock Option Plan ("Plan").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Restated Certificate of Incorporation, as amended, the Company's Bylaws, as amended, the minutes of proceedings of the Board of Directors of the Company, the Registration Statement, including the exhibits thereto, the Plan and such other documents as we have deemed necessary for the purpose of rendering the opinion below.

        In rendering the opinion below, we have assumed that (a) upon issuance of the Shares pursuant to the Plan, the Company will have a sufficient number of authorized but unissued shares of Common Stock not restricted for other purposes to permit the issuance of the Shares, and (b) no changes occur in the applicable law or pertinent facts.

        Based upon and subject to the foregoing and the further qualifications and limitations set forth below, we are of the opinion that the Shares, when issued and sold by the Company against payment therefor in accordance with the terms of the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

        This opinion is limited to the federal laws of the United States and to the General Corporation Law of the State of Delaware in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the issuance of the Shares pursuant to the Plan and the filing
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Benton Oil and Gas Company
January 13, 1997
Page 2


of the Registration Statement. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our prior written consent.

        Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         EMENS, KEGLER, BROWN, HILL & RITTER
                                         CO., L.P.A.



                                         By: --------------------------------
                                              Amy M. Shepherd, Vice President